Exhibit 99.2

MEMRY CORPORATION

Moderator: James Binch

05-04-04/10:00 am CT

Confirmation #7041016

MEMRY CORPORATION

Moderator: James Binch

May 4, 2004

10:00 am CT

Operator:	Good morning, my name is Tanya and I will be your conference facilitator. At this time I would like to welcome everyone to the Memry Q3 Earnings Release Conference Call.

All lines have been placed on mute to prevent any background noise. After the speakers remarks there will be a question and answer period. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question press star then the number 2 on your telephone keypad. Thank you. Mr. Binch you may begin.

James Binch:	Thank you very much Operator and good morning to you all. Welcome to Memry Corporation’s 3rd Fiscal Quarter 2004 Earnings Conference Call. As you know, I am Jim Binch, President and Chief Executive Officer and I’m joined this morning by Bob Belcher our Senior Vice President of Finance and Administration and our Chief Financial Officer.

Before we begin I need to inform you that this morning’s discussion contains forward looking statements which involve known and unknown risks

MEMRY CORPORATION

Moderator: James Binch

05-04-04/10:00 am CT

Confirmation #7041016

uncertainties or other factors not under the company’s control which may cause actual results, performance or achievements of the company to be materially different from the results, performance or other expectations implied by these forward looking statements. These factors include, but are not limited to, those details on the company’s periodic filing with the Securities and Exchange Commission.

I want to request that those of you who would like to ask questions at the conclusion of my prepared remarks this morning, ask no more than two questions at a time to enable as many as would like to address questions to us. For any reporters who may be on the call we would ask that you would refrain from addressing questions to us during the call, however, following the call both Bob and I will be available at our main telephone number which is area code 203-739-1100 to answer any follow-up questions. With that I’ll turn now to my prepared remarks for this morning.

Revenues for the three months ended March 31, rose 1% to $8.57 million from $8.46 million last year. We reported net earnings of $365,000 compared to $277,000 the previous year. On a per share basis the current quarter was equal to 1 cent per share compared to a comparable earnings per share figure a year ago. For the first nine months revenues were $24.83 million compared to $26.8 million a year ago, while pre-tax operating income was $1.8 million compared to $2.1 million for the first nine months of last year.

Revenues during the quarter were inline with our previous guidance to you all. Tubular stent volumes increased modestly during the quarter offsetting a similar year-over-year decline in wire based stent components. Shipments of some of our industrial applications rose fairly smartly during the quarter, particularly components used in high-pressure diesel fuel injectors and those used in the cellular telephone industry, as well as material for orthodontic applications.

MEMRY CORPORATION

Moderator: James Binch

05-04-04/10:00 am CT

Confirmation #7041016

We are encouraged that our manufacturing operations posted near record yields in all established product lines allowing us to post a solid improvement in gross margin percentages to just over 40% for the quarter, much better than the previous quarter and significantly higher than a year ago.

Looking ahead, the combination of the increased sales development efforts and improvements in our customer markets has produced an improved outlook for our shipments in the month and quarters ahead. Aided by better on time deliveries as well as enhanced finished product quality we’re now realizing a better capture rate on new opportunities and we believe some improvement in market share. Consequently we are cautiously optimistic that the period of flatness or decline in our revenue trend may be behind us. Although some of our clients’ individual projects are behind schedule, others have moved more quickly than anticipated thereby contributing to a broadening of our customer and application base.

In particular, our efforts to increase our Asian and European presence present real promise for the revenues during the next 12 months, which is much quicker than domestic projects, typically those that require class three clinical trials and FDA approvals.

Our balance sheet has continued to strengthen every quarter for the past eight quarters with very solid current and quick ratios, constant improvements in our inventory turns and positive cash flows from operations. This allowed us to build our cash position to just under $10 million, $9.99 million as of March 31, $4.9 million greater than last year.

MEMRY CORPORATION

Moderator: James Binch

05-04-04/10:00 am CT

Confirmation #7041016

Our effort to broaden our technological and customer base through strategic alliances and/or acquisitions continues to move forward. At this point however, we’re not going to say anymore on this particular topic, except to comment that the effort is in fact progressing well.

In summary, the most recent quarter was one of improved operations and further revenue pipeline building. The assets we have deployed are beginning to produce what we had hoped for and this should help us achieve a solid fourth quarter and a good fiscal year in 2005.

We will now take your questions and may I remind you once again that we would ask each questioner to only ask two consecutive questions to give others a turn. And Operator I’ll turn it back to you now for coordinating any questions.

Operator:	At this time I would like to remind everyone in order to ask a question please press star then the number 1 on your telephone keypad. We will pause for just a moment to compile the Q&A roster.

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Question:	Good morning gentlemen, great quarter.

James Binch:	Thank you. Good morning to you.

Question:	I was wondering if I could get the capacity utilization at the California Menlo Park facility in the quarter.

James Binch:	As you know because you’ve been to the facility in California, there are really two separate facilities. One processes stent components using a whole series of lasers. The other building is a primary processing facility that produces all of the wire and tubing that we use both internally and sell into the open market.

MEMRY CORPORATION

Moderator: James Binch

05-04-04/10:00 am CT

Confirmation #7041016

The capacity utilization on the downstream processing of lasers in the quarter was quite high. We were running the majority of the units six days a week, three shifts a day. Capacity utilization on the wire and tube drawing plant was substantially improved over what it had been in previous periods and previous quarters, but we still have a significant potential to increase throughput in that facility. It’s very difficult for us to measure a percentage exactly because it depends on product mix and sizes. But we have plenty of capacity in the primary plant in California to increase volumes further.

Question:	For the first time since I’ve been following the company for almost a year, Jim, you seem to be issuing a much more positive outlook and going forward seem to have a little bit more traction in the business and seeing a lot more clear what’s going on in the business. I was just wondering if there’s some things behind the wings in possibly Asia or partnerships in Japan that you might be seeing or some other opportunities that Memry’s being able to seize upon right now that align you to issue such an upbeat forecast as you have today?

James Binch:

One of the things we want to convey to everybody is that we are cautiously optimistic. We are not prepared to say that we’re going to have leaps and bounds in revenue growth, but we do see a healthy and we believe a rather fundamental improvement in the breadth and engagement of the company’s personnel in the marketplace. We are achieving much better traction with our clients than we have had previously. We’re seeing more indication of next generation devices and advances and improvements to a number of the programs and products that we’re manufacturing and we’re seeing, generally

MEMRY CORPORATION

Moderator: James Binch

05-04-04/10:00 am CT

Confirmation #7041016

speaking, for most of the customers both in the commercial and in the medical side, a gradual increase in their requirements. They seem to have their inventories under better control perhaps than previously in certain cases. In other cases the market acceptance of their products has taken hold. So there’s no one individual rising star per se, but it’s more of a general and more pervasive strength than we’ve seen for sometime.

Question:	Hey Jim.

James Binch:	Good morning.

Question:	Nice quarter.

James Binch:	Thank you.

Question:	I was just wondering if you could comment a little bit about what’s happening in the oil sector, you know, there’s been a possible delay. If you could go into that into some detail, appreciate it. I’ll go back on hold.

James Binch:	We won’t go into any detail, but we will certainly reiterate what we have said previously. The oil field application is new technology in the oil field and our client—our partner in the endeavor is meeting with a wide variety of potential customers including oil and the exploration companies to introduce the technology to them and to encourage them to use this new technology.

That effort continues. They have advised us on previous occasions that when they have sufficient booking of applications for the technology they will be able to quantify the expected outcome. We’re saying, “Okay, when it’s ready they’ll let us know.” In the meantime we’re going to continue to focus on broadening and building our core business. When we hear from them we’ll certainly let everyone know.

MEMRY CORPORATION

Moderator: James Binch

05-04-04/10:00 am CT

Confirmation #7041016

Question:	Good morning gentlemen, very good quarter. I was very pleased to see the gross margin improvement and manufacturing improvements. Can you comment on the increase in the general, sales and administrative line (GS&A)? It’s about a 25% increase versus a year ago. Is that the sales efforts or are there other things in there as well?

Robert P. Belcher:	This is Bob Belcher, I’ll comment on that one a little bit. Several items in there— certainly our sales and marketing as well as our R&D expenditures —have increased quarter-to-quarter versus a year ago. That’s a conscious decision on the company’s part to invest for the future. Some of those investments that Jim just noted are starting to pay off in terms of contacts and leads, but I anticipate we will continue to invest in that area.

Another element of the increase is our investment banking fees that have increased versus a year ago but once again Memry is involved in various business development efforts with our investment banking firm Trautman & Wasserman and we’ve noted in previous calls we’re looking at acquisitions, joint ventures, investments, etc. so that’s the reason for that.

And finally the company’s incentive compensation accrual has increased versus a year ago. Reflecting the plan approved by our board compensation committee, which is based on our forecast pre-tax income for the year, so that kind of makes up most of the delta.

James Binch:	Ladies and gentlemen, thank you very much for your attendance this morning. We appreciate it and frankly we look forward to maintaining the levels of improvement that we have achieved thus far and we look forward to

MEMRY CORPORATION

Moderator: James Binch

05-04-04/10:00 am CT

Confirmation #7041016

welcoming you all for the year end conference call which will be, in all probability, in late August or early September. Again, thank you very much for your attention this morning and we will continue to work on your behalf to yet further improve our results.

Operator:	This concludes today’s Memry Q3 Earnings Release Conference Call.

END